CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Jump Securities due 2015	$7,000,000	$954.80

PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 792 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
Dated May 6, 2013
Rule 424(b)(2)
$7,000,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Trigger Jump Securities due May 29, 2015
Based on the Value of the S&P GSCI® Cotton Index – Excess Return

Unlike ordinary debt securities, the Trigger Jump Securities due May 29, 2015 Based on the Value of the S&P GSCI® Cotton Index – Excess Return, which we refer to as the securities, do not pay interest and do not guarantee the repayment of any principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the closing value of the S&P GSCI® Cotton Index – Excess Return, which we refer to as the index, on the valuation date.  If the final index value is greater than 90% of the initial index value on the valuation date, you will receive for each security the stated principal amount of $1,000 plus the fixed upside payment described below.  If the final index value is equal to or less than 90% of the initial index value, but greater than or equal to 80% of the initial index value, which we refer to as the downside threshold, you will receive the stated principal amount at maturity.  However, if the final index value is less than the downside threshold, the payment at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final index value from the initial index value, without any buffer.  This amount will be less than $800 and could be zero.  There is no minimum payment at maturity on the securities, and you could lose your entire investment in the securities.  The securities are for investors who seek exposure to cotton as measured by the index and who are willing to risk their principal and forgo current income in exchange for the potential of receiving the fixed upside payment if the final index value is greater than 90% of the initial index value.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive an amount per security based on the performance of the index on the valuation date:
º
If the final index value is greater than 43.57539, which is 90% of the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the upside payment.  The upside payment will equal $142 per security (14.2% of the stated principal amount).

º
If the final index value is less than or equal to 43.57539, which is 90% of the initial index value but greater than or equal to the downside threshold, you will receive your $1,000 stated principal amount at maturity.

º
If the final index value is less than the downside threshold, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 × index performance factor.  This amount will be less than $800 and could be zero.

•	The downside threshold is 38.73368, which is 80% of the initial index value.
•	The index performance factor will be a fraction equal to the final index value divided by the initial index value.
•
The initial index value is 48.4171, which is the official settlement price of the index on May 6, 2013, the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

•
The final index value will be the official settlement price of the index on May 26, 2015, which we refer to as the valuation date, subject to postponement for non-index business days and certain market disruption events.

•	Investing in the securities is not equivalent to investing directly in the index or in the cotton futures contracts underlying the index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 6174824T8. The ISIN for the securities is US6174824T89.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Security	$1,000	$2.50	$997.50
Total	$7,000,000	$17,500	$6,982,500
(1)
 Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $2.50 for each security they sell.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)           to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)           where no consideration is or will be given for the transfer; or

(3)           where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The securities do not pay interest and do not guarantee the return of any principal at maturity.  If the final index value is greater than 90% of the initial index value on the valuation date, you will receive $1,000 plus the fixed upside payment of $142 per security (14.2% of the stated principal amount).  However, if the final index value is less than the downside threshold on the valuation date, the payment at maturity will be less than $800 and could be zero.  There is no minimum payment at maturity on the securities, and you could lose your entire investment in the securities.  The securities are for investors who seek exposure to cotton as measured by the index and who are willing to risk their principal and forgo current income in exchange for the potential of receiving the fixed upside payment if the final index value is greater than 90% of the initial index value.  All payments on the securities are subject to the credit risk of Morgan Stanley.

“S&P GSCI®” is a registered service mark and trademark of Standard & Poor’s Financial Services LLC and has been licensed for use by Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering Trigger Jump Securities due May 29, 2015 Based on the Value of the S&P GSCI® Cotton Index – Excess Return, which we refer to as the securities.  The stated principal amount and original issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the costs of hedging our obligations under the securities.  The costs of hedging include the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any of the stated principal amount at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the value of the index on the valuation date.  There is no minimum payment at maturity.  If the final index value is less than the downside threshold, you will lose 1% for every 1% decline in the final index value from the initial index value, without any buffer.  This amount will be less than $800 and could be zero.

Your participation in any appreciation of the index is fixed and limited
The positive return investors may realize on the securities if the final index value is greater than 90% of the initial index value is limited to the fixed upside payment of $142 per security (14.2% of the stated principal amount), regardless of any greater appreciation of the index over the term of the securities.

An investment in the securities will expose you to concentrated risk to cotton
The index is composed entirely of cotton futures contracts included in the S&P GSCI® – Excess Return.  An investment in the securities may therefore bear risks similar to a securities investment concentrated in a single commodity.  Cotton prices are primarily affected by the global demand for and supply of cotton, but are also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for cotton are affected by governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally.  Cotton prices are also affected by factors such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals.  Demand for cotton has generally increased with worldwide growth and prosperity.

An investment in the securities will expose you to concentrated risk to cotton
The index is composed entirely of cotton futures contracts included in the S&P GSCI® – Excess Return.  An investment in the securities may therefore bear risks similar to a securities investment concentrated in a single commodity.  Cotton prices are primarily affected by the global demand for and supply of cotton, but are also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for cotton are affected by governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally.  Cotton prices are also affected by factors such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals.  Demand for cotton has generally increased with worldwide growth and prosperity.

Payment at maturity depends on the value of the index
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the value of the index on the valuation date, determined as follows:

•       If the final index value is greater than 43.57539, which is 90% of the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + upside payment.
The upside payment will equal $142 per security (14.2% of the stated principal amount).

•      If the final index value is less than or equal to 43.57539, which is 90% of the initial index value but greater than or equal to the downside threshold, you will receive your $1,000 stated principal amount at maturity.

• If the final index value is less than the downside threshold, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:
$1,000 × index performance factor
where,
initial index value = 48.4171, which is the official settlement price on the day we priced the securities for initial sale to the public, which we refer to as the pricing date.
final index value = The official settlement price on May 26, 2015, which we refer to as the valuation date, subject to postponement for non-index business days and certain market disruption events.
downside threshold = 38.73368, which is 80% of the initial index value
index performance factor	=	final index value
initial index value
This amount will be less than $800 and could be zero. All payments on the securities are subject to the credit risk of Morgan Stanley.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the index.  The graph does not show every situation that may occur.

You can review the historical values of the index in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-28.  You cannot predict the future performance of the index based on its historical performance.

Investing in the securities is not equivalent to investing directly in the index or the cotton futures contracts underlying the index.
Postponement of maturity date
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following the valuation date as postponed.

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for us.  As calculation agent, MSCG has determined the initial index value and the downside threshold, will determine the final index value, the index performance factor, whether the downside threshold was breached and whether a market disruption event has occurred and will calculate the payment that you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. LLC, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Where you can find more information on the securities
The securities are senior unsecured debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Securities” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities —United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the index.  The graph is based on the following terms:

•	Stated Principal Amount per Security: $1,000

•	Upside Payment: $142 per Security (14.2% of the Stated Principal Amount)

•	Downside Threshold: 80% of the Initial Index Value

•	Minimum Payment at Maturity: None

How it works

•
Upside Scenario. If the final index value is greater than 90% of the initial index value, an investor would receive $1,000 plus the upside payment of $142 per security.  Under the terms of the securities, the investor would receive the payment at maturity of $1,142 per security at any final index value greater than 90% of the initial index value, and the payment at maturity would be limited to $1,142 per security even if the final index value has increased from the initial index value by more than 14.2%.

•
Par Scenario.  If the final index value is less than or equal to 90% of the initial index value but greater than or equal to the downside threshold, the investor would receive the $1,000 stated principal amount per security at maturity.

•
Downside Scenario.  If the final index value is less than the downside threshold, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease in the final index value from the initial index value.  For example, if the final index value has decreased by 40% from the initial index value, the payment at maturity would be $600 per security (60% of the stated principal amount)

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest and do not guarantee the repayment of any principal at maturity.  This section describes the most significant risks relating to the securities.

The securities do not pay interest and do not guarantee the repayment of any of your principal at maturity
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the repayment of any of your principal at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the final index value.  If the final index value is less than the downside threshold on the valuation date, your payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the value of the index, without any buffer.  This amount will be less than $800 an could be zero.  For example, if the final index value has decreased by 25% from the initial index value, the payment at maturity would be $750 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities, and you could lose your entire investment in the securities.

Appreciation potential for the securities is fixed and limited
Where the final index value is greater than 90% of the initial index value, the appreciation potential of the securities is limited to the fixed upside payment of $142 per security (14.2% of the stated principal amount).  The payment at maturity will be limited to $1,142 per security even if the final index value has increased from the initial index value by more than 14.2%.  See “Hypothetical Payouts on the Securities at Maturity” on PS-8.

The market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•  the value of the index at any time,

• the volatility (frequency and magnitude of changes in value) of the index,
• the market prices of the cotton futures contracts underlying the index, and the volatility of such prices,
• trends of supply and demand for the cotton futures contracts underlying the index at any time,
• interest and yield rates in the market,

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the cotton futures contracts underlying the index or commodities generally and that may affect the final index value,

• the time remaining to the maturity of the securities, and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is at or below the initial index value.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a

changes to its credit ratings or credit spreads may adversely affect the market value of the securities	result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

An investment in the securities will expose you to concentrated risk to cotton
The index is composed entirely of cotton futures contracts included in the S&P GSCI® – Excess Return.  An investment in the securities may therefore bear risks similar to a securities investment concentrated in a single commodity.
Cotton prices are primarily affected by the global demand for and supply of cotton, but are also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for cotton are affected by governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally.  Cotton prices are also affected by factors such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals.  Demand for cotton has generally increased with worldwide growth and prosperity.
You can review a table of the published high and low closing values, as well as end-of-quarter closing values, of the index for each calendar quarter in the period from January 1, 2008 through May 6, 2013 and a graph that plots the daily closing values of the index for the same period in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the index based on its historical performance.  In addition, there can be no assurance that the final index value will be greater than 90% of the initial index value so that you will receive at maturity an amount that is greater than the stated principal amount of the securities.  If the final index value has declined by more than 20% from the initial index value, you will receive at maturity an amount that is less than $800 and could be zero.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally
The payment at maturity on the securities is linked exclusively to a single-commodity index composed entirely of cotton futures contracts and not to a diverse basket of commodities or a broad-based commodity index.  The price of cotton futures contracts may not correlate to, and may diverge significantly from, the prices of commodities generally.   Because the securities are linked to a single-commodity index, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The index may be highly volatile, and we can give you no assurance that the volatility will lessen.

Higher future prices of the	The S&P GSCI® Cotton Index–Excess Return is a sub-index of the S&P GSCI®–

index commodities relative to their current prices may adversely affect the value of the index and the value of the securities
Excess Return (“S&P GSCI®–ER”).  It represents only the cotton component of the S&P GSCI®–ER.  The S&P GSCI®–ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.

The S&P GSCI®–ER, on which the index is based, is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in January may specify an February expiration.  As time passes, the contract expiring in February is replaced by a contract for delivery in March.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”  However, cotton and certain other commodities included in the S&P GSCI®–ER may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the cotton markets would result in negative “roll yields,” which would adversely affect the value of the index and, accordingly, the value of the securities.

An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities
The securities have returns based on the change in price of futures contracts included in the index, not the change in the spot price of actual physical commodity to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related index, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

Legal and regulatory changes could adversely affect the return on and value of your securities
Futures contracts and options on futures contracts, including those related to cotton, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts.  In particular, on October 18, 2011, the CFTC adopted interim and final position limits that would have applied to a party’s combined futures, options and swaps position in any one of 28 physical commodities and economically equivalent futures, options and swaps.  These limits would have, among other things, expanded existing position limits applicable to options and futures contracts to apply to swaps and applied them across affiliated and controlled entities and accounts.  However, the International Swaps and Derivatives Association and the Securities Industry and Financial Markets Association jointly filed a legal challenge to the position limit rules, which were due to take effect on October 12, 2012, in the U.S. District Court for the District of Columbia.  On September 28, 2012, the court vacated the position limit rules and remanded them to the CFTC.  The CFTC announced on November 15, 2012 that it will appeal the court’s decision.  If position limit rules are ultimately upheld in an appeal or if substantially similar rules are adopted and implemented by the CFTC, such rules could interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may need to decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such basket commodity or futures contracts on such basket commodity or related contracts.  Similarly, other market participants would be subject to the same regulatory issues and could decide, or be required to, sell their positions in any of the basket commodities or futures contracts on any of the basket commodities or related contracts.  While the effect of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the prices of the basket commodities or futures contracts on the basket commodities and therefore, the value of the securities.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the index and, therefore, the value of the securities.

The index may in the future include contracts that are not traded on regulated futures exchanges
The index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the index continues to be composed exclusively of regulated futures contracts.  As described below, however, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.
Not equivalent to investing in the index
Investing in the securities is not equivalent to investing in the index or the cotton futures contracts that underlie the index.  By purchasing the securities, you do not purchase any entitlement to cotton or futures contracts or forward contracts on the index or on cotton.  Further, by purchasing the securities, you are taking credit risk of Morgan Stanley and not to any counterparty to futures contracts or forward contracts on the index or cotton.

Adjustments to the index could adversely affect the value of the securities
The publisher of the index may substitute the commodity contracts constituting the index or make other methodological changes that could change the value of the index.  The index publisher may discontinue or suspend calculation or publication of the index at any time. Any of these actions could adversely affect the value of the securities.  Where the index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

The amount payable on the securities is not linked to the value of the index at any time other than the valuation date
The final index value will be the official settlement price of the index on the valuation date, subject to postponement for non-index business days and certain market disruption events.  Even if the value of the index appreciates prior to the valuation date but then drops by the valuation date by more than 20% of the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the index prior to such drop.  Although the actual value of the index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG has determined the initial index value and the downside threshold, will determine the final index value and the index performance factor, and will calculate the amount of cash, if any, you will receive at maturity.  Any of these determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the index closing value in the event of a market disruption event, may adversely affect the payout to you on the securities.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “––Discontinuance of the Index; Alteration of Method of Calculation.”
The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the index), including trading in the commodities futures contracts that underlie the index, and possibly in other instruments related to the index.  Some of our subsidiaries also trade the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, as a result, could have increased the value at which the index must close on the valuation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the index on the valuation date and, accordingly, the amount of cash, if any, you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in this pricing supplement.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because a security provides for the return of principal except where the final index value is less than the downside threshold, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts”

and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $1,000 Stated Principal Amount of our Trigger Jump Securities due May 29, 2015 Based on the Value of the S&P GSCI® Cotton Index – Excess Return (the “Index”).  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$7,000,000

Original Issue Date (Settlement Date)	May 9, 2013

Maturity Date	May 29, 2015, subject to extension if the scheduled Valuation Date is postponed in accordance with the definition thereof.

If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following the Valuation Date as postponed. See “––Valuation Date” below.

Pricing Date	May 6, 2013

Original Issue Price	$1,000 per Security

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	6174824T8

ISIN	US6174824T89

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Final Index Value is greater than 43.57539, which is 90% of the Initial Index Value, $1,000 plus the Upside Payment,

(ii) if the Final Index Value is less than or equal to 43.57539, which is 90% of the Initial Index Value but greater than or equal to the Downside Threshold, the Stated Principal Amount of $1,000, or

(iii) if the Final Index Value is less than the Downside Threshold,

$1,000 × Index Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered, if any, with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$142 per Security (14.2% of the Stated Principal Amount)

Downside Threshold	38.73368, which is 80% of the Initial Index Value

Index Performance Factor	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:
Index Performance Factor	=	Final Index Value
Initial Index Value
Initial Index Value	48.4171, which is the Index Closing Value on the Pricing Date

If the Initial Index Value as finally published by the Index Publisher, as determined by the Calculation Agent, differs from the Initial Index Value specified in this pricing supplement, we will include the definitive Initial Index Value in an amended pricing supplement.

Final Index Value	The Index Closing Value on the Valuation Date, as determined by the Calculation Agent.

Index Closing Value	The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official settlement price of the Index published by the Index Publisher, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below). In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Reuters and various other third party sources may report the official settlement price of the Index. If any such reported price differs from that as determined by the Index Publisher or its successor, the official settlement price published by the Index Publisher or successor will prevail.

Valuation Date	May 26, 2015; provided that if the Valuation Date is not an Index Business Day, the Valuation Date shall be the next succeeding Index Business Day; provided further that if a Market Disruption Event relating to the Index or one or more commodity contracts underlying the Index (each, an “Index Contract”) occurs on the Valuation Date, the Index Closing Value for the Valuation Date

shall be determined in accordance with the next succeeding paragraph.

If a Market Disruption Event relating to the Index or any Index Contract occurs on the Valuation Date, the Calculation Agent will calculate the Index Closing Value using as a price (i) for each Index Contract that did not suffer a Market Disruption Event on the Valuation Date, the official settlement price of such Index Contract on the Valuation Date and (ii) for each Index Contract that did suffer a Market Disruption Event on such date, the official settlement price of such Index Contract on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to such Index Contract; provided that, if a Market Disruption Event occurs with respect to such Index Contract on each of the three consecutive Trading Days immediately succeeding the Valuation Date, the Calculation Agent will determine the price of such Index Contract for the Valuation Date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the price of the relevant Index Contract for the Valuation Date shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the price of the relevant Index Contract for the Valuation Date shall be determined by the Calculation Agent in its sole discretion (acting in good faith) taking into account any information that it deems relevant. In calculating the Index Closing Value in the circumstances described in this paragraph, the Calculation Agent will use the formula for calculating the Index last in effect prior to the Valuation Date; provided that if the relevant Market Disruption Event in respect of the Index is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event.

Trading Day	With respect to any Index Contract, a day, as determined by the Calculation Agent, on which the Relevant Exchange for such Index Contract is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Index Business Day	Any day on which the official settlement price of the Index is scheduled to be published by the Index Publisher or its successor.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Market Disruption Event	Market Disruption Event means (i) with respect to the Index, any of a Price Source Disruption, Disappearance of Commodity Reference Price, Material Change in Formula or Material Change in Content, or (i) with respect to any Index Contract, any of a Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, in each case, as determined by the Calculation Agent in its sole discretion.

Price Source Disruption	Price Source Disruption means (a) with respect to the Index, either (i) the temporary failure of the Index Publisher to announce or publish the official settlement price of such Index (or the price of any Successor Index, if applicable), or the information necessary for determining such price (or the price of any Successor Index, if applicable) or (ii) the temporary discontinuance or unavailability of such Index, and (b) with respect to any Index Contract, the temporary or permanent failure of any Relevant Exchange to announce or publish the price for such Index Contract.

Trading Disruption	Trading Disruption means with respect to an Index Contract, the material suspension of, or material limitation imposed on, trading in an Index Contract or futures contracts related to such Index Contract on the Relevant Exchange for such Index Contract.

Disappearance of Commodity Reference Price	Disappearance of Commodity Reference Price means (a) with respect to the Index, the disappearance or permanent discontinuance or unavailability of the official settlement price of such Index, notwithstanding the availability of the price source or the status of trading in the relevant Index Contracts or futures contracts related to the relevant Index Contracts, and (b) with respect to any Index Contract, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Index Contract or futures contracts related to such Index Contract on the Relevant Exchange for such Index Contract or (ii) the disappearance of, or of trading in, such Index Contract.

For purposes of this definition, a discontinuance of publication of the Index shall not be a Disappearance of Commodity Reference Price if the Calculation Agent shall have selected a Successor Index in accordance with “—Discontinuance of the Index; Alteration of Method of Calculation.”

Material Change in Formula	Material Change in Formula means, with respect to the Index, the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the official settlement price of such Index.

Material Change in Content	Material Change in Content means, with respect to the Index, the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of such Index or relevant futures contracts.

Tax Disruption	With respect to any Index Contract, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such Index Contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price of such Index Contract on any day that would otherwise be the Valuation Date from what it would have been without that imposition, change or removal.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any contract or commodity then included in the Index or any Successor Index.

Discontinuance of the Index; Alteration of Method of Calculation	If, following the Original Issue Date, the Index Publisher discontinues publication of the Index and the Index Publisher or another entity (including the Calculation Agent or the Agent) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Index prior to, and such discontinuance is continuing on, the Valuation Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available on such date, then the Calculation Agent will determine the price for such Index on the Valuation Date using the formula for calculating such Index last in effect prior to such discontinuance.

If the method of calculating the Index or a Successor Index is modified so that the value of such Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Index), and the Calculation Agent, in its sole discretion, determines that such modification is not a Material Change in Formula, then the Calculation Agent will adjust such Index in order to arrive at a price of such Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Book Entry Note or Certificated Note	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities The Depositary” and “Securities Offered on

a Global Basis Through the Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Calculation Agent	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); provided that the Calculation Agent will not apply any rounding for the purpose of determining whether the Final Index Value is greater than 90% of the Initial Index Value or whether the Downside Threshold has been reached; all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value, the Index Performance Factor and whether a Market Disruption Event has occurred. See “—Discontinuance of the Index; Alteration of Method of Calculation.” The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Alternate Exchange Calculation in Case of an Event of Default	If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

●	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

●	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.
Default Quotation Period
The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

● no quotation of the kind referred to above is obtained, or

● every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

● A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

● P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Index Publisher	Standard & Poor’s Financial Services LLC or any successor publisher of the Index (“S&P”).

The S&P GSCI® Cotton Index – Excess Return	We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the S&P. The Index was developed, and is calculated, maintained and published by S&P. In July 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indices business, formed a new joint venture, S&P Dow Jones Indices, which owns the S&P Indices business and the Dow Jones Indices business.

The Index is a sub-index of the S&P GSCI®-ER. It represents only the cotton component of the S&P GSCI®-ER. The value of the Index on any given day is calculated in the same manner as the S&P GSCI®-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the cotton futures contracts included in the Index; and (ii) the Index has a separate normalizing constant.

The S&P GSCI®-ER

The S&P GSCI®-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The S&P GSCI®-ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCI®, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCI® (discussed below). contracts included in the S&P GSCI®, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCI® (discussed below).

Value of the S&P GSCI®-ER

The value of the S&P GSCI®-ER on any given day is equal to the product of (i) the value of the S&P GSCI®-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made. The value of the S&P GSCI®-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI®, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI® on the preceding day, minus one.

The total dollar weight of the S&P GSCI® is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI® calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the S&P GSCI® is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI® also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI® is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, the Index Publisher may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The S&P GSCI®

The S&P GSCI® is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCI® is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI® are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI® are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Committee and the Commodity Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI® are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI® was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. The value of the S&P GSCI® on any given day is equal to the total dollar weight of the S&P GSCI® divided by a normalizing constant that assures the continuity of the S&P GSCI® over time.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCI®. The methodology for determining the composition and weighting of the S&P GSCI® and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI®, as described below.  S&P makes the official calculations of the S&P GSCI®.

The Index Committee established by S&P to assist it in connection with the operation of the S&P GSCI® generally meets once each year to discuss the composition of the S&P GSCI®.  The Commodity Index Advisory Panel has an advisory role and cannot bind the Index Committee to any changes.  The Commodity Index Advisory Panel meets at least annually to discuss market developments and potential changes to the S&P GSCI®.

Composition of the S&P GSCI®

In order to be included in the S&P GSCI®, a contract must satisfy the following eligibility criteria:

● The contract must be in respect of a physical commodity and not a financial commodity.

●
The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCI® that, at any given point in time, will be involved in rolls to be effected in the next three roll periods.

●
The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

●
The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI®.

●
At and after the time a contract is included in the S&P GSCI®, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., Eastern time, on each business day relating to such contract by the trading facility on or through which it is traded.

●
For a contract to be eligible for inclusion in the S&P GSCI®, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

● Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCI®.

The contracts currently included in the S&P GSCI® are all futures contracts traded on the New York Mercantile Exchange, Inc., the ICE Futures Europe, ICE Futures U.S., the Chicago Mercantile Exchange, the Chicago Board of Trade, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange.

Contract Expirations

Because the S&P GSCI® is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI® for each commodity during a given year are designated by S&P, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI® will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI®. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI®.

License Agreement between S&P and Morgan Stanley	S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Index to track general agricultural commodity market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the Index which is determined, composed and calculated by S&P without regard to the Licensee or the Securities. S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the Index. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCI®” are trademarks of S&P and have been licensed for use by Morgan Stanley. The Securities have not been passed on by the Corporations as to their legality or suitability. The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS

MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

Historical Information	The following table sets forth the published high and low Index Values, as well as end-of-quarter Index Values, of the Index for each quarter in the period from January 1, 2008 through May 6, 2013. The related graph sets forth the daily closing values for the Index for the same period. The Index Closing Value on May 6, 2013 was 48.4171. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on the Valuation Date.

S&P GSCI® Cotton Index – Excess Return	High	Low	Period End
2008
First Quarter	55.79727	42.85481	43.33539
Second Quarter	47.03729	38.31364	41.94608
Third Quarter	40.72430	30.54454	30.54454
Fourth Quarter	31.17944	20.01440	24.58296
2009
First Quarter	26.11253	20.22249	22.82028
Second Quarter	29.30560	22.66314	25.65951
Third Quarter	28.95399	25.65504	28.05224
Fourth Quarter	32.21324	27.07907	31.93864
2010
First Quarter	34.62019	28.14486	33.48126
Second Quarter	35.17220	31.44278	32.21167
Third Quarter	44.38279	30.79045	42.98265
Fourth Quarter	69.44804	41.25778	63.20244
2011
First Quarter	94.96864	61.36498	88.7997
Second Quarter	92.34317	63.66996	63.66996
Third Quarter	63.25118	51.43419	53.79114
Fourth Quarter	56.03533	45.86089	49.45992
2012
First Quarter	53.53849	46.24440	49.6302
Second Quarter	50.21149	36.31756	41.32839
Third Quarter	44.78738	40.27389	40.93437
Fourth Quarter	45.11182	40.11172	43.12684
2013
First Quarter	52.42677	42.92597	50.13699
Second Quarter (through May 6, 2013)	50.56774	45.95719	48.41710

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in swaps and futures contracts on the commodity contracts underlying the Index.  Such purchase activity could have increased the value of the Index and, accordingly, could have increased the Initial Index Value, and, therefore, the value at which the Index must close so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling swaps and futures contracts on the commodities underlying the Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.

The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent a fixed sales commission of $2.50 for each Security they sell. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and

Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities  be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities  pursuant to an offer made under Section 275 except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax orother liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup

Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.

This discussion applies only to initial investors in the Securities who:

●
purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

	●	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

	●	This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

	●	certain financial institutions;

	●	insurance companies;

	●	certain dealers and traders in securities, commodities or foreign currencies;

	●	investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

	●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

	●	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

	●	regulated investment companies;

	●	real estate investment trusts;

●	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

●	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of the Securities described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of a Security would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.  Because a Security provides for the return of principal except where the Final Index Value is less than the Downside Threshold, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the

Securities. It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue OID as income on a current basis. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of a Security

As discussed above in “General,” a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes and the discussion herein assumes such treatment except where specifically noted.

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Securities as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.